SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2004

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (650) 628-4700

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ITEM 5. OTHER EVENTS.

SAN CARLOS, Calif. (April 1, 2004) – Conceptus, Inc. (Nasdaq: CPTS) announced that it has hired Ric Cote as Vice President, Sales reporting directly to Mark Sieczkarek. Mr. Cote will join the Company April 12, and will be responsible for the US sales effort for the Essure System for Permanent Birth Control. Mr. Cote’s most recent position was with American Medical Systems, where he ran the sales efforts of the gynecology division there.

“Ric’s experience in product introduction, gynecology and reimbursement are a perfect match for both our immediate and long term needs,” said Mark Sieczkarek, President and CEO. “He brings a level of energy and knowledge that we believe will have an immediate positive impact. This is an important milestone for Conceptus, and we look forward to the contribution Ric will have here.”

Mr. Cote’s background includes past roles as the President and CEO of Collagenesis, Inc., as well as sales roles at Influence, Inc. and Indigo, Inc. working with gynecology and urology products. He is also a Board Member of Thermatrx, Inc., and received a Bachelor of Science in Business Administration from California State University, Sacramento.

“Conceptus represents the premiere opportunity in the medical product area today, and I am thrilled to be joining this team,” said Mr. Cote. “With the recent news on reimbursement coding, as well as the approval by Planned Parenthood, Essure is gathering momentum to accelerate towards becoming the standard of care in female permanent birth control. I look forward to helping make that happen.”

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. Essure is 99.8% effective after two years of follow-up. However, like all birth control methods, Essure is not expected to be 100 percent effective, and pregnancies are expected.

About Conceptus

Conceptus manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

     Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2. Information contained on our website is not incorporated by reference into and does not form a part of this form 8-K.

          Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and the most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

	By:	/s/ Gregory E. Lichtwardt

Gregory E. Lichtwardt
Executive Vice President, Treasurer and Chief Financial Officer

Dated: April 6, 2004

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